Exhibit 11



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                               ARROW ELECTRONICS, INC.
                  STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                        (In thousands except per share data)


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                                                         Three Months Ended
                                                              March 31,
                                                        1995            1994

Primary

Average shares of common stock
  outstanding                                          46,263          45,856
Net effect of dilutive stock
  options-based on the treasury
  method                                                  602             707
    Total                                              46,865          46,563

Net income                                            $44,851         $33,379

Per share amount                                      $   .96         $   .72

Fully Diluted

Average shares of common stock
  outstanding                                          46,263          45,856
Net effect of dilutive stock
  options-based on the treasury
  method                                                  669             707
Assumed conversion of 5-3/4%
  convertible subordinated debentures                   3,774           3,774

    Total                                              50,706          50,337

Net income                                            $44,851         $33,379
Add interest on 5-3/4% convertible
  subordinated debentures, net of
  income tax effect                                     1,078           1,078
    Total                                             $45,929         $34,457

   Per share amount                                   $   .91         $   .68
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